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                                                                  Exhibit 10.xli

                             MEMORANDUM OF AGREEMENT


This Memorandum of Agreement ("MOA") is made effective as of October 9th 1998, by and among:

CYPRUS AMAX COAL COMPANY ("Cyprus"), a company established under the laws of Delaware, United States, with offices at 9100 E. Mineral Circle, P.O. Box 3299, Englewood, Colorado 80155-3299, Fax number (1 303) 643-5298;

NEVADA MANHATTAN MINING INC. ("Nevada"), a company established under the laws of Nevada, with offices at 5038 North Parkway Calabasas, Calabasas, CA 91302; and

The individuals listed on the attached Exhibit A, all of whom are Indonesian citizens, residing in Indonesia, whom for notices purposes shall be held to all reside at Jl. Mampang Prapatani II No 14 Tegal Parang Utara - Jakarta 12790 Indonesia, Fax number __________________, and shall collectively be referred to as "Shareholders."

(Together the "Parties" and separately a "Party")

                                    RECITALS

A. PT Mecfa Energy International, a limited liability company formed in the status of a PMDN company by Notarial Deed Number 52 dated October 12, 1993, Decree of Minister of Justice Number C2-981.HT.01.01Th98 dated February 18, 1998 ("Contractor") which was formed to act as a contractor under a Coal Contract of Work executed with the Republic of Indonesia on February 19, 1998 ("CCOW").

B. Under the CCOW Contractor is granted the exclusive right to explore for, develop and mine coal resources on certain lands located under Kode Wilayah 97PB0330, in East Kalimantan, the area of which is more particularly described on the attached Exhibit A.

C.       The Shareholders collectively hold 100% of the shares of Contractor.

D. Cyprus has experience and expertise in coal exploration and mining and wishes to acquire an interest in the CCOW and cooperate with Nevada and the Shareholders in the exploration and development of the CCOW.

E. Nevada has assisted in locating Cyprus to assist with the development of the CCOW and the Parties wish for Nevada to hold an interest in the CCOW.

F. The Parties wish to set forth the terms of their agreement for Cyprus to acquire an 85% interest in the CCOW and provide for the exploration and development of the CCOW.

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                                    AGREEMENT



NOW THEREFORE, in consideration for the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Structure of the CCOW. The Parties agree that they will use all reasonable endeavours in conformity with applicable laws to cause the Contractor's status to be changed to a PMA company and receive all necessary approvals such that Cyprus is allowed to acquire 85% of the shares of the Contractor.

2. Interests in the CCOW. Following the conversion of the Contractor into a PMA company and receipt of all necessary government approvals, Cyprus, or its designee, shall be entitled to acquire 85% of the shares of the
     Contractor (the "Shares"), and Nevada and the Shareholders shall collectively hold the remaining 15% of the shares of the Contractor. Until such time as the Contractor can be converted into a PMA company and Cyprus can acquire title to the Shares, the Parties acknowledge that the Shareholders shall hold the Shares for the benefit of Cyprus and shall take such actions, including without limitation, the voting of such Shares in such manner as Cyprus may direct.

3.   General Survey and  Exploration  Obligations:  Subject to the provisions of
     Section 4, Cyprus agrees that it will be responsible for the initial payment of 100% of the costs and expenses of each Phase of exploration and development, in a total amount of not less than US$450,000 (the "Costs"). Each of the programs for each Phase of exploration and development shall be sufficient in scope and expenditure and shall be conducted within the time frames established in the CCOW; provided however, that upon expenditure of the Costs and if Cyprus elects not to proceed with additional exploration and development it shall have no further obligation to the Shareholders or Nevada, the Contractor or the Government of the Republic of Indonesia to proceed under the terms of the CCOW.

4. Nevada and Shareholders. Nevada and the Shareholders shall collectively hold a 15% carried interest in the Contractor, which means that Cyprus will provide them with an interest bearing loan on commercial terms in an amount equal to their 15% share of funds for all of the costs and expenses, including without limitation, the Costs, associated with the exploration and development of a mine on the CCOW (collectively, the "Total Costs"); provided however, that Cyprus shall be entitled to recover 100% of Nevada's and the Shareholders' share of the Total Costs plus interest at the agreed upon rate from 95% of the dividends due to Nevada and the Shareholders derived from the sale of coal from the CCOW.

5. Exclusive Rights. Cyprus shall have the exclusive right to conduct exploration and development of the CCOW and to acquire an 85% shareholding in the Contractor. Cyprus shall be the manager, operator, and sales agent of the project and shall have the exclusive and sole right to determine the manner of proceeding with exploration and development, subject to the terms of the CCOW.

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6.   Joint  Venture  Agreements.  The  Parties  each  agree  to  use  reasonable endeavours to cause a more definitive Joint Venture Agreement to be finalized and executed, as is necessary to further reflect the terms of their agreements. The terms and conditions of such Joint Venture Agreement shall be in conformity with the terms and conditions of this Agreement and
     set  out  in  greater  detail  the  terms  and  conditions   governing  the
     relationships between the parties thereto, their respective rights and obligations, and such other terms as are customarily found in such agreements. Execution of the Joint Venture Agreement by Cyprus shall be dependent upon final approval by its Board of Directors.

7. Representations and Warranties. The Shareholders and Nevada represent and warrant that:

          7.1 all requirements of the CCOW have currently been met and the CCOW is in good standing.

          7.2 as to Nevada, Nevada represents that it is duly established and has all necessary authority to enter into this Agreement.

          7.3 as to each individual Shareholder, he or she has full authority to enter into this agreement and has obtained to the extent necessary, any spousal waiver or other legal consent necessary to enter into this Agreement.

8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Indonesia.

9. Disputes. Any dispute ("Dispute") arising between the Parties in connection with this Agreement and the performance of obligations or exercise of rights hereunder shall if possible be settled first by amicable discussion to be initiated by any Party(ies) delivering to the other Parties a written notice ("Notice") setting forth the nature of the Dispute in reasonable detail. If the Dispute is not amicably settled within thirty (30) days of the date of delivery of a notice, then any Party may initiate arbitration by written notice thereof to the other Parties. The Dispute shall then be finally settled by a single arbitrator under the Rules of the Singapore International Arbitration Centre ("SIAC"), applying the law of the Republic of Indonesia. If within thirty (30) days of the date of delivery of the Notice, the Parties have not agreed upon an arbitrator, such arbitrator will at the request of any Party be appointed by and in the sole discretion of the SIAC. Arbitration shall be in English and in Singapore. The Parties agree that an arbitration award hereunder shall be final and binding and no person or legal entity may appeal any award to any court or otherwise initiate court proceedings with respect to a Dispute or any arbitration thereof except for purposes of enforcement of an arbitration awards. An arbitration award may be entered for enforcement in any court having jurisdiction therefore. The Parties waive any provisions of otherwise applicable law which could operate to terminate the appointment of an arbitrator or require an arbitration to be completed within a fixed period of time or provide for a right of appeal of any arbitration award.

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10.  Assignment of  Rights/Assumption  of  Obligations.  None of the Parties may
     assign its rights or cause a third party to assume its obligations hereunder without the prior written consent of the other Parties except that Cyprus may assign its rights to and cause a wholly owned subsidiary ("WOS") to assume its obligations hereunder without such consent.

11. Force Majeure. None of the Parties shall be liable to the other Parties for failure or delay in performance of its obligations hereunder except an obligation to pay money for periods of time and to the extent such failure or delays is caused by events of force majeure beyond the reasonable control of the affected Party.

12.  Termination.

     12.1 For Default. In the event a Party defaults and fails to perform its obligations hereunder ("Default"), the other Party(ies) may deliver a written notice describing such failure in reasonable detail and requesting remedial action. If remedial action has not occurred and the Default remedied within sixty (60) days of the date of receipt of such notice, the non-defaulting Parties may terminate this Agreement by written notice thereof.

     12.2 Liquidated Damages. The defaulting Party(ies) will convey to the other Party(ies) their entire interest in the Contractor. For purposes of this paragraph, entire interest includes equity AND any claims on the assets of the Contractor.

     12.3 At Will by Cyprus. If Cyprus at any time determines that further exploration is not justified by results to date or development is not feasible, it may terminate this Agreement on thirty (30) days written notice to the Shareholders and Nevada provided all payments and reports required under the CCOW have been made and the CCOW is in good standing. On such termination, Cyprus shall return 80% of the shares of the Contractor (and retain 5% of the shares of the Contractor) to be returned to the Shareholders and Nevada, or their designees whether by transfer of shares or assignment of rights or interests for $1.00. However, Cyprus shall be entitled to retain 5% of the shares of the Contractor (and return 80% of the shares of the Contractor) in the CCOW or property and mining rights subject to the CCOW; provided, however, that Cyprus shall have no further obligations in respect of funding under the CCOW. In the event that the rights provided under the CCOW or land subject to the CCOW are transferred subsequent to the time Cyprus retains its 5% interest, then Cyprus shall be entitled to not less than 5% of the proceeds, fees, bonuses, or other payments made for the transfer of interests in the CCOW.

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     12.4 Following  termination of the  Agreement,  Cyprus agrees that it shall deliver to the Shareholders and Nevada,  all data,  records,  reports,
          maps  or   information   of   whatsoever   kind   regarding  the  CCOW
          (collectively, the "Data").

13. WAIVER OF ARTICLE 1266. For purposes of termination of this Agreement as contemplated hereby, the Parties waive the application of Article 1266 of the Indonesian Civil Code to the extent it would otherwise require a judicial order or intervention to effect termination of this Agreement in accordance with its terms and conditions.

14. NOTICE AND DELIVERY. The delivery by a Party of any notice contemplated hereby may be effected by messenger or by fax (with receipt confirmed by the transmitting fax machine) to the address of the Parties first above written or as may otherwise be specified by a Party in a written notice to the other Parties. The date of delivery shall be the date the notice is delivered by messenger or one (1) day following the transmission of a notice by fax as specified herein.

15. CONFIDENTIALITY AND NON-DISCLOSURE. During the term of this Agreement, the Parties each agree to keep and cause the Contractor, to keep confidential and not disclose to third parties information about the CCOW and its potential for mineral exploitation, information which the Parties may obtain as a result of the relationship of the Parties contemplated hereby and information generated by exploration, development or mining activities in the CCOW whether in the possession of the Parties, subcontractors, employees, agents, officers and directors (collectively, "Information") except:

     15.1 if such disclosure is required by law or the applicable rules of any stock exchange;


     15.2 is in or enters the public domain through no action of the Party contemplating disclosure to a third party;

     15.3 is disclosed to a Party by a third party not bound by any obligation of confidentiality or nondisclosure with respect thereto; or

     15.4 if the written consent of the non-disclosing Parties to a specified disclosure is first obtained.

16. COUNTERPARTS. This Agreement may be executed in three (3) counterparts. Upon the execution by each Party of a separate counterpart, each such counterpart when delivered to the other Parties shall be deemed to be an original and both together shall constitute one and the same instrument.



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IN WITNESS  WHEREOF,  the Parties have caused this  Agreement  or a  counterpart thereof to be executed by their duly authorized representatives as of the date first above written.



CYPRUS AMAX COAL COMPANY



     /s/ Richard D. Mills

By __________________________
Name:  Richard D. Mills
Title:    Senior Vice President


NEVADA MANHATTAN MINING INCORPORATED

     /s/ Jeffrey Kramer

By ___________________________________
Name:   Jeffrey Kramer
Title:  Chief Operating Officer



The Shareholders:
 (attach necessary signature page)



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                                    EXHIBIT A



                                  Shareholders



                             Memorandum of Agreement
                      dated effective as of October 7, 1998
                                  by and among
                            Cyprus Amax Coal Company



1.       Yoeslin Nasution

2.       Achmad Sony Septana

3.       Muchtar Amin

4.       Iryan Nasution

5.       Ridzki Granito Bona Simanjuntak

6.       Alison Hasibuan

7.       Leonard Manuasal Simanjuntak